UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

CYTRX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-15327	58-1642740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 826-5648

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share Series B Junior Participating Preferred Stock Purchase Rights	CYTR	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On January 3, 2022, the Board appointed Dr. Stephen Snowdy as Chief Executive Officer of the Company, effective as of January 10, 2022, to serve until a successor is chosen and qualified, or until his earlier resignation or removal.

There is no family relationship between Dr. Snowdy and any director or executive officer of the Company. There are no transactions between Dr. Snowdy and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Employment Agreement with Dr. Stephen Snowdy

On January 3, 2022, the Company entered into a new employment agreement, effective January 10, 2022 (the “Effective Date”), with Dr. Stephen Snowdy, under which the Company agreed to employ Dr. Snowdy as its Chief Executive Officer through December 31, 2022 (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Snowdy is entitled to a base annual salary of $500,000. Dr. Snowdy also is entitled to receive a signing bonus of $100,000, payable in four quarterly installments, with the first installment to be paid on the date that is 90 days following the Effective Date, and an annual bonus to be determined by the Board in its sole discretion, based on certain performance criteria as established by the Board, with such bonus payable no later than the last regular payroll in 2022. Dr. Snowdy is also eligible to receive a bonus of up to 3.0% of the amount of non-broker assisted funding raised to fund Centurion on terms acceptable to both the Board of Centurion BioPharma and CytRx. The Employment Agreement also entitles Dr. Snowdy to receive customary benefits and reimbursement for ordinary business expenses.

In connection with Dr. Snowdy’s appointment and as a further inducement to enter into the Employment Agreement, the Company granted Dr. Snowdy 300,000 cash-based stock appreciation rights with a base price equal to the closing price of the Company’s common stock on the date of grant, subject to the terms and conditions of the Company’s form of cash-based stock appreciation rights agreement, which terms shall include vesting in three substantially equal tranches on the first, second and third anniversary of the Effective Date. Under the Employment Agreement, Dr. Snowdy is also eligible to receive nonqualified stock options equal to 2% of the fully diluted common stock of Centurion with an exercise price equal to the fair market value of Centurion on the date of grant, subject to the terms and conditions of a grant agreement.

In the event Dr. Snowdy’s employment is terminated without “cause” or due to “disability” (each term as defined in the Employment Agreement) or death, the Company has agreed to (i) pay Dr. Snowdy or his heirs or personal representatives, as applicable, a lump-sum severance amount equal to six months’ base annual salary, or twelve months’ base annual salary if Dr. Snowdy’s employment is terminated without “cause” following a “change in control” (each term as defined in the Employment Agreement), and (ii) continue the participation, at the Company’s cost, for a period of six months, or twelve months if the Employment Agreement is terminated without “cause” following a “change in control”, of Dr. Snowdy and his dependents in the employee benefits plan in which Dr. Snowdy was participating. In the event Dr. Snowdy’s employment is terminated without “cause”, all of Dr. Snowdy’s vested stock options and any other vested equity awards will remain exercisable for their full term notwithstanding the termination of his employment. In the event Dr. Snowdy’s employment is terminated due to Dr. Snowdy’s “disability” or death, all of Dr. Snowdy’s unvested stock options and other equity awards based on the Company’s securities will immediately vest in full and all of Dr. Snowdy’s stock options and any other equity awards will remain exercisable for their full term notwithstanding the termination of his employment. Dr. Snowdy may also terminate the Employment Agreement for good reason.

In the event the Employment Agreement is not renewed or extended, the Company will continue to pay Dr. Snowdy’s annual salary thereunder during the period commencing on expiration of the employment and ending on June 30, 2023 or the date Dr. Snowdy is employed by another employer, whichever is earlier.

The foregoing description of the Employment Agreement contained in this Item 5.02 does not purport to be a complete description of the terms and provisions therein and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Departure of Chairman and Chief Executive Officer

On January 3, 2022, in connection with the Separation Agreement (as defined below), Steven A. Kriegsman, who served as the Chairman and Chief Executive Officer of CytRx Corporation (the “Company”), departed from his roles as an officer of the Company and the Chairman of the Company’s board of directors (the “Board”), effective immediately. Mr. Kriegsman’s departure as Chairman of the Board was not in connection with any disagreement between Mr. Kriegsman and the Company, its management, the Board or any committee of the Board on any matter relating to the Company’s operations, policies or practices, or any other matter.

General Release and Severance Agreement with Steven Kriegsman

On January 3, 2022 (the “Departure Date”), in connection with Mr. Kriegsman’s departure, the Company and Mr. Kriegsman entered into a General Release and Separation Agreement, dated January 3, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Kriegsman will perform certain consulting services to Centurion BioPharma Corporation (“Centurion”), generally related to fund raising efforts for a Centurion BioPharma cancer center in Las Vegas, Nevada with a goal of raising at least $100,000,000, for a period of time to be mutually agreed upon by the parties (the “Consulting Services”). The Separation Agreement stipulates that the average level of the Consulting Services to be provided by Mr. Kriegsman shall not exceed 20% of the average level of bona fide services performed by Mr. Kriegsman as an employee of the Company during the 36-month period immediately preceding the Departure Date. Mr. Kriegsman will not receive any fees for the Consulting Services unless otherwise agreed to, in writing, by the Company, which the Company shall consider once funding has been obtained.

The Separation Agreement provides Mr. Kriegsman the opportunity to revoke his acceptance of the Separation Agreement within seven calendar days of the Departure Date by providing written notice of such revocation to the Company. Under the Separation Agreement, Mr. Kriegsman and the Company have agreed to mutually waive and release any claims in connection with Mr. Kriegsman’s employment, separation and departure from the Company. The Separation Agreement also provides for certain customary covenants regarding confidentiality.

In connection with the execution of the Separation Agreement, Mr. Kriegsman’s existing executive employment agreement, as amended (the “Prior Employment Agreement”), was terminated; provided, however, that certain surviving customary confidentiality provisions and milestone and royalty payments as defined in the Prior Employment Agreement remain in full force and effect. Pursuant to the Prior Employment Agreement and the Separation Agreement, Mr. Kriegsman will be entitled to receive a lump sum cash payment equal to approximately $6.0 million.

The foregoing description of the material terms of the Separation Agreement contained in this Item 5.02 does not purport to be a complete description of the terms and provisions therein and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 3, 2022, the Company issued a press release announcing the departure of Mr. Kriegsman and the appointment of Dr. Snowdy as the Company’s Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

The information included under Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, January 3, 2022, by and between CytRx Corporation and Dr. Stephen Snowdy.
10.2	General Release and Separation Agreement, dated January 3, 2022, by and between CytRx Corporation and Steven A. Kriegsman.
99.1	Press Release, dated January 3, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Date: January 4, 2022	/s/ John Y. Caloz
John Y. Caloz
Chief Financial Officer